EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2025

MIAMI, Nov. 24, 2025 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (NYSE: PFLT) announced today its financial results for the fourth quarter and fiscal year ended September 30, 2025.

HIGHLIGHTS
Quarter ended September 30, 2025
($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio(1)	$2,773.3
Net assets	$1,074.5
GAAP net asset value per share	$10.83
Quarterly change in net asset value per share	(1.2)%

Credit Facility	$683.8
2036 Asset-Backed Debt, net of unamortized deferred financing costs	$284.6
2036-R Asset-Backed Debt, net of unamortized deferred financing costs	$265.4
2037 Asset-Backed Debt, net of unamortized deferred financing costs	$358.3
2026 Notes, net of unamortized deferred financing costs	$184.6
Regulatory debt to equity	1.66x
Weighted average yield on debt investments at quarter-end	10.2%

	Quarter Ended	Year Ended
	September 30, 2025	September 30, 2025

Operating Results:
Net investment income	$27.5	$107.2
Net investment income per share (GAAP)	$0.28	$1.16
Core net investment income per share(2)	$0.28	$1.18
Distributions declared per share	$0.31	$1.23

Portfolio Activity:
Purchases of investments	$633.0	$1,741.3
Sales and repayments of investments	$256.2	$925.7

PSSL Portfolio data:
PSSL investment portfolio	$1,084.6	$1,084.6
Purchases of investments	$88.7	$425.9
Sales and repayments of investments	$51.0	$228.2

____________________________

(1) Includes investments in PennantPark Senior Secured Loan Fund I LLC, or PSSL, an unconsolidated joint venture, totaling $282.0 million, at fair value.

(2) Core net investment income (“Core NII”) is a non-GAAP financial measure. The Company believes that Core NII provides useful information to investors and management because it reflects the Company's financial performance excluding one-time or non-recurring investment income and expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For the quarter ended September 30, 2025, there were no one-time events resulting in $0.28 of Core NII. For the year ended September 30, 2025, Core NII excluded: i) $3.3m of credit facility amendment costs and ii) $1.3m of incentive fee expense offset.

CONFERENCE CALL AT 9:00 A.M. ET ON November 25, 2025

PennantPark Floating Rate Capital Ltd. ("we", "our", "us", or the "Company") will also host a conference call at 9:00 a.m. (Eastern Time) on Tuesday, November 25, 2025 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (800) 330-6710 approximately 5-10 minutes prior to the call. International callers should dial (646) 769-9200. All callers should reference conference ID #4736718 or PennantPark Floating Rate Capital Ltd. An archived replay will also be available on a webcast link located on the Quarterly Earnings page in the Investor section of PennantPark’s website.

PORTFOLIO AND INVESTMENT ACTIVITY

"Our investment portfolio continues to perform well and we remain confident in the continued resilience of the portfolio, supported by our disciplined focus on the core middle market. Investments in the core middle market typically feature attractive credit spreads, lower leverage, and enhanced lender protections relative to the upper middle market. Our portfolio has among the lowest PIK interest in the industry of only 1.8%, which is a result of our lower risk core middle market loans" said Art Penn, Chairman and CEO. “Our NII remains stable given the interest rate environment and we are targeting growth in our NII as we ramp the new joint venture. We expect our dividend policy to remain stable at the present time, with support from a growing net investment income and to the extent necessary, spillover income of 25 cents per share," added Mr. Penn.

As of September 30, 2025, our portfolio totaled $2,773.3 million, and consisted of $2,513.6 million of first lien secured debt (including $237.7 million in PSSL), $19.0 million of second lien and subordinated debt and $240.7 million of preferred and common equity (including $44.3 million in PSSL). Our debt portfolio consisted of approximately 99% variable-rate investments. As of September 30, 2025, we had three portfolio companies on non-accrual, representing 0.4% and 0.2% of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2025, the portfolio had net unrealized depreciation of $46.1 million. Our overall portfolio consisted of 164 companies with an average investment size of $16.9 million and had a weighted average yield on debt investments of 10.2%.

As of September 30, 2024, our portfolio totaled $1,983.5 million and consisted of $1,746.7 million of first lien secured debt (including $237.7 million in PSSL), $2.7 million of second lien secured debt and subordinated debt and $234.1 million of preferred and common equity (including $56.5 million in PSSL). Our debt portfolio consisted of approximately 100% variable-rate investments. As of September 30, 2024, we had two portfolio companies on non-accrual, representing 0.4% and 0.2% of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2024, the portfolio had net unrealized depreciation of $11.4 million. Our overall portfolio consisted of 158 companies with an average investment size of $12.6 million, and a weighted average yield on debt investments of 11.5%.

For the three months ended September 30, 2025, we invested $633.0 million in 11 new and 105 existing portfolio companies at a weighted average yield on debt investments of 10.5%. Sales and repayments of investments for the same period totaled $256.2 million. For the year ended September 30, 2025, we invested $1,741.3 million in 29 new and 205 existing portfolio companies with a weighted average yield on debt investments of 10.3%. Sales and repayments of investments for the same period totaled $925.7 million.

For the three months ended September 30, 2024, we invested $445.8 million in 10 new and 50 existing portfolio companies at a weighted average yield on debt investments of 11.0%. For the three months ended September 30, 2024, sales and repayments of investments totaled $127.9 million. For the year ended September 30, 2024, we invested $1,407.5 million in 43 new and 91 existing portfolio companies at a weighted average yield on debt investments of 11.4%. For the year ended September 30, 2024, sales and repayments of investments totaled $514.1 million.

PennantPark Senior Secured Loan Fund I LLC

As of September 30, 2025, PSSL’s portfolio totaled $1,084.6 million and consisted of 117 companies with an average investment size of $9.3 million and had a weighted average yield on debt investments of 10.1%. As of September 30, 2024, PSSL’s portfolio totaled $913.3 million, consisted of 109 companies with an average investment size of $8.4 million and had a weighted average yield on debt investments of 11.4%.

For the three months ended September 30, 2025, PSSL invested $88.7 million in four new and 14 existing portfolio companies with a weighted average yield on debt investments of 9.7%. Sales and repayments of investments for the three months ended September 30, 2025 totaled $51.0 million. For the year ended September 30, 2025, PSSL invested $425.9 million, including $379.7 million purchased from the Company, in 28 new and 26 existing portfolio companies with a weighted average yield on debt investments of 10.2%. PSSL’s sales and repayments of investments for the same period totaled $228.2 million.

For the three months ended September 30, 2024, PSSL invested $45.8 million in five new and 26 existing portfolio companies at a weighted average yield on debt investments of 11.3%. Sales and repayments of investments for the three months ended September 30, 2024 totaled $35.9 million. For the year ended September 30, 2024, PSSL invested $286.2 million, including $253.6 million purchased from the Company, in 24 new and 36 existing portfolio companies at a weighted average yield on debt investments of 11.7%. Sales and repayments of investments for the year ended September 30, 2024 totaled $160.1 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three months and year ended September 30, 2025 and 2024.

Investment Income

For the three months and year ended September 30, 2025 investment income was $69.0 million and $261.4 million, respectively, which was attributable to $63.6 million and $238.7 million from first lien secured debt and $5.4 million and $22.7 million from other investments, respectively. For the three months and year ended September 30, 2024, investment income was $55.5 million and $186.4 million, respectively, which was attributable to $49.2 million and $164.3 million from first lien secured debt and $6.3 million and $22.1 million from other investments, respectively. The increase in investment income for the three months and year ended September 30, 2025, was primarily due to the increase in the size of the debt portfolio.

Expenses

For the three months and year ended September 30, 2025, expenses totaled $41.4 million and $154.3 million, respectively and were comprised of: $25.8 million and $96.5 million of debt related interest and expenses, $6.5 million and $23.3 million of base management fees, $6.9 million and $26.0 million of performance-based incentive fees, $2.0 million and $7.5 million of general and administrative expenses, $0.2 million and $0.9 million of taxes. For the three months and year ended September 30, 2024, expenses totaled $37.5 million and $108.6 million, respectively and were comprised of: $27.8 million and $67.9 million of debt related interest and expenses, $4.6 million and $14.9 million of base management fees, $3.2 million and $18.1 million of performance-based incentive fees, $1.7 million and $6.7 million of general and administrative expenses and $0.2 million and $1.1 million of taxes. The increase in expenses for the three months and year ended September 30, 2025, was primarily due to the increase in interest expense from increased borrowings and an increase in base management fees and incentive fee as a result of the increase in our investment portfolio.

Net Investment Income

For the three months and year ended September 30, 2025 net investment income totaled $27.5 million or $0.28 per share, and $107.2 million or $1.16 per share, respectively. For the three months and year ended September 30, 2024, net investment income totaled $18.0 million or $0.24 per share, and $77.7 million or $1.18 per share, respectively. The increase in net investment income for the three months and year ended September 30, 2025, was primarily due to an increase in the size of our debt portfolio.

Net Realized Gains or Losses

For the three months and year ended September 30, 2025 net realized gains (losses) totaled $(14.3) million and $(5.9) million, respectively. For the three months and year ended September 30, 2024, net realized gains (losses) totaled $(0.3) million and $0.2 million, respectively. The change in net realized gains (losses) was primarily due to changes in the market conditions of our investments and the values at which they were realized.

Unrealized Appreciation or Depreciation on Investments and Debt

For the three months and year ended September 30, 2025 we reported net change in unrealized appreciation (depreciation) on investments of $5.2 million and $(34.6) million, respectively. For the three months and year ended September 30, 2024, we reported net change in unrealized appreciation (depreciation) on investments of $4.3 million and $14.3 million, respectively. As of September 30, 2025 and September 30, 2024, our net unrealized appreciation (depreciation) on investments totaled $(46.1) million and $(11.4) million, respectively. The net change in unrealized appreciation (depreciation) on our investments was primarily due to the operating performance of the portfolio companies within our portfolio, changes in the capital market conditions of our investments and realization of investments.

For the three months and year ended September 30, 2025, our Credit Facility had a net change in unrealized appreciation (depreciation) of less than $0.1 million and less than $0.1 million, respectively. For the three months and year ended September 30, 2024, our Credit Facility had a net change in unrealized appreciation (depreciation) of less then $(0.1) million, respectively. As of September 30, 2025 and September 30, 2024, the net unrealized appreciation (depreciation) on the Credit Facility totaled zero and zero, respectively. The net change in net unrealized (appreciation) or depreciation was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

For the three months and year ended September 30, 2025, net increase (decrease) in net assets resulting from operations totaled $17.5 million or $0.18 per share and $66.4 million or $0.72 per share, respectively. For the three months and year ended September 30, 2024, net increase (decrease) in net assets resulting from operations totaled $21.3 million or $0.29 per share and $91.8 million, or $1.40 per share, respectively. The net decrease from operations for the three months and year ended September 30, 2025, was primarily due to depreciation of the portfolio driven by changes in capital market conditions of our investments.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from cash flows from operations, including income earned, proceeds from investment sales and repayments, and proceeds of securities offerings and debt financings. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from our portfolio and proceeds from public and private offerings of securities to finance our investment objectives and operations.

For the year ended September 30, 2025 and 2024, the annualized weighted average cost of debt, inclusive of the fee on the undrawn commitment on the Credit Facility, amendment costs and debt issuance costs, was 6.8% and 8.5%, respectively. As of September 30, 2025 and September 30, 2024, we had $34.1 million and $192.1 million of unused borrowing capacity under the Credit Facility, respectively, subject to leverage and borrowing base restrictions.

PennantPark Floating Rate Capital Ltd.'s credit facility has commitments of $718 million as of September 30, 2025, pricing of SOFR plus 200 basis points, revolving period ending August 2028, and a maturity date of August 2030.

As of September 30, 2025 and September 30, 2024, we had cash equivalents of $122.7 million and $112.1 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to take advantage of market opportunities.

During the three months and year ended September 30, 2025 we issued zero shares and 21,638,000 shares of our common stock through the ATM Program, respectively at an average price of zero and $11.34 per share raising zero and $244.8 million of net proceeds after commissions to the Sales Agents and inclusive of proceeds from the Investment Adviser to ensure that all shares were sold at or above NAV, respectively. During the three months and year ended September 30, 2024, we issued 5,581,758 and 18,845,194 shares of common stock through the ATM Program at an average price of $11.23 per share and $11.35 per share, raising $62.7 million and $213.3 million of net proceeds after commissions to the Sales Agents and inclusive of proceeds from the Investment Adviser to ensure that all shares were sold at or above NAV, respectively.

For the year ended September 30, 2025, our operating activities used cash of $720.6 million and our financing activities provided cash of $731.2 million. Our operating activities used cash primarily for our investment activities and our financing activities provided cash primarily from proceeds from ATM Program, borrowings under our Credit Facility and issuances of asset-backed debt.

For the year ended September 30, 2024, our operating activities used cash of $801.4 million and our financing activities provided cash of $812.9 million. Our operating activities used cash primarily from our investment activities and our financing activities provided cash primarily due to proceeds from ATM program, borrowings under our Credit Facility and issuances of asset-backed debt.

DISTRIBUTIONS

During the three months and year ended September 30, 2025 we declared distributions of $0.31 and $1.23 per share for total distributions of $30.5 million and $113.9 million, respectively. During the three months and year ended September 30, 2024, we declared distributions of $0.31 and $1.23 per share for total distributions of $22.7 million and $80.6 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

RECENT DEVELOPMENTS

In August 2025, the Company formed PennantPark Senior Secured Loan Fund II, LLC ("PSSL II"), a joint venture with a fund managed by Hamilton Lane ("HL"). PSSL II is expected to invest primarily in middle market loans consistent with PFLT’s core origination and underwriting strategy. PFLT and HL have committed to provide a combined $200 million of notes and equity to the joint venture, with PFLT providing $150 million and HL providing $50 million. PSSL II intends to add a financing facility of $300 million which will enable the portfolio to grow to $500 million initially. In November 2025, PSSL II entered into a $150 million senior secured revolving credit facility, with an accordion up to $350 million, which bears interest at SOFR plus 175 basis points with Goldman Sachs Bank USA ("the GS credit facility"), through its wholly owned subsidiary, PSSL II SPV LLC (the "SPV"), subject to leverage and borrowing base restrictions. The GS credit facility matures November 25, 2030 and is secured by substantially all of the assets held by the SPV. As of November 24, 2025, PSSL II's portfolio totaled $191 million.

In September 2025, the Company announced that it acquired a portfolio of high quality, well known assets totaling approximately $250 million which the Company projects will be accretive to Core NII by one to two cents per share, quarterly.

Subsequent to quarter end, the Company sold $118 million of assets to PSSL and $191 million of assets to PSSL II. The net proceeds were used to paydown our Credit Facility and reduce our debt to equity ratio to 1.41x, which is at the lower end of our target range of 1.4x-1.6x.

AVAILABLE INFORMATION

The Company makes available on its website its Annual Report on Form 10-K filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except per share data)

	September 30, 2025	September 30, 2024
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost— $2,458,018 and $1,622,669, respectively)	$2,491,360	$1,632,269
Controlled, affiliated investments (amortized cost— $361,375 and $372,271, respectively)	281,968	351,235
Total investments (amortized cost— $2,819,393 and $1,994,940, respectively)	2,773,328	1,983,504
Cash and cash equivalents (cost— $122,684 and $112,046, respectively)	122,688	112,050
Interest receivable	13,832	12,167
Receivable for investments sold	1,369	—
Distribution receivable	—	635
Due from affiliate	321	291
Prepaid expenses and other assets	2,143	198
Total assets	2,913,681	2,108,845
Liabilities
Credit Facility payable, at fair value (cost— $683,855 and $443,855, respectively)	683,837	443,880
2026 Notes payable, net (par—$185,000) (unamortized deferred financing costs of $391 and $1,168, respectively)	184,609	183,832
2036 Asset-Backed Debt, net (par—$287,000) (unamortized deferred financing costs of $2,373 and $2,914, respectively)	284,627	284,086
2036-R Asset-Backed Debt, net (par— $266,000) (unamortized deferred financing costs of $634 and $765, respectively)	265,366	265,235
2037 Asset-Backed Debt, net (par— $361,000 and $0, respectively) (unamortized deferred financing costs of $2,669 and $0, respectively)	358,331	—
Payable for investments purchased	14,852	20,363
Interest payable on debt	19,172	14,645
Distributions payable	10,170	7,834
Base management fee payable	6,549	4,588
Incentive fee payable	6,883	3,189
Accounts payable and accrued expenses	2,166	2,187
Deferred tax liability	1,864	1,712
Due to affiliate	739	—
Total liabilities	1,839,165	1,231,551

Commitments and contingencies
Net assets
Common stock, 99,217,896 and 77,579,896 shares issued and outstanding, respectively
Par value $0.001 per share and 200,000,000 shares authorized	99	78
Paid-in capital in excess of par value	1,219,502	976,744
Accumulated deficit	(145,085)	(99,528)
Total net assets	$1,074,516	$877,294
Total liabilities and net assets	$2,913,681	$2,108,845
Net asset value per share	$10.83	$11.31

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2025	2024	2025	2024
Investment income:
From non-controlled, non-affiliated investments:
Interest	$56,322	$39,704	$203,853	$128,397
Dividend	100	501	1,595	2,354
Other income	1,139	1,884	4,042	5,506
From controlled, affiliated investments:
Interest	7,479	9,498	35,005	35,093
Dividend	3,938	3,937	16,626	14,875
Other Income	—	—	306	130
Total investment income	68,978	55,524	261,427	186,355
Expenses:
Interest and expenses on debt	25,789	19,299	93,226	59,221
Performance-based incentive fee	6,883	3,189	26,029	18,125
Base management fee	6,549	4,588	23,346	14,871
General and administrative expenses	1,100	1,200	4,700	4,493
Administrative services expenses	900	500	2,800	2,161
Expenses before amendment costs and provision for taxes	41,221	28,776	150,101	98,871
Provision for taxes on net investment income	225	225	875	1,120
Credit Facility amendment costs and debt issuance	—	8,549	3,297	8,643
Total expenses	41,446	37,550	154,273	108,634
Net investment income	27,532	17,974	107,154	77,721
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on investments and debt:
Non-controlled, non-affiliated investments	(14,296)	(346)	(28,752)	222
Non-controlled and controlled, affiliated investments	—	—	22,811	—
Debt extinguishment	—	(383)	—	(383)
Provision for taxes on realized gain (loss) on investments	(23)	(45)	(105)	(45)
Net realized gain (loss) on investments and debt	(14,319)	(774)	(6,046)	(206)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	14,192	(1,781)	23,738	5,662
Non-controlled and controlled, affiliated investments	(8,971)	6,087	(58,372)	8,606
Provision for taxes on unrealized appreciation (depreciation) on investments	(949)	(148)	(152)	82
Debt (appreciation) depreciation	28	(19)	43	(26)
Net change in unrealized appreciation (depreciation) on investments and debt	4,300	4,139	(34,743)	14,324
Net realized and unrealized gain (loss) from investments and debt	(10,019)	3,365	(40,789)	14,118
Net increase (decrease) in net assets resulting from operations	17,513	21,339	$66,365	$91,839
Net increase (decrease) in net assets resulting from operations per common share	$0.18	$0.29	$0.72	$1.40
Net investment income per common share	$0.28	$0.24	$1.16	$1.18

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing approximately $10 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, Los Angeles, Amsterdam and Zurich.

FORWARD-LOOKING STATEMENTS AND OTHER

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

CONTACT:	Richard T. Allorto, Jr. PennantPark Floating Rate Capital Ltd. (212) 905-1000 www.pennantpark.com